Exhibit 2.1

AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”) is entered into as of February 14, 2025, by and among Southport Acquisition Corporation, a Delaware corporation (“Acquiror”), Sigma Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Acquiror (“Merger Sub”) and Angel Studios, Inc., a Delaware corporation (the “Company”, together with Acquiror and Merger Sub, the “Parties” and each, a “Party”). Capitalized terms used but not defined herein shall have the same meanings as set forth in the Agreement and Plan of Merger, dated as of September 11, 2024, by and among the Parties (the “Agreement”).

R E C I T A L S

WHEREAS, Section 11.11 of the Agreement provides that the Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties and which makes reference to the Agreement; and

WHEREAS, the Parties wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1.            Amendment to Section 1.1. The definition of “Acquiror Expense Cap” set forth in Section 1.1 of the Agreement is hereby amended and restated as follows:

““Acquiror Expense Cap” means an amount equal to (a) $11,415,000 minus (b) the aggregate amount of reasonable and documented Transaction Expenses; provided that the amount in clause (b) shall not exceed $3,863,342.4.”

2.            Amendment to Section 1.1. The definition of “Transaction Expenses” set forth in Section 1.1 of the Agreement is hereby amended and restated as follows:

““Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) all bonuses, change in control payments, severance, retention or similar payments or success fees payable to any current or former officer, employee, natural individual independent contractor or director of the Company or any of its Subsidiaries solely as a result of the consummation of the transactions contemplated hereby, and the employer portion of employment, payroll or similar Taxes payable as a result of the foregoing, (iii) all filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities in connection with the transactions contemplated hereby, and (iv) costs and expenses related to the preparation, filing and distribution of the Joint Proxy Statement/Registration Statement and other Company SEC Filings; provided that in no event will the fees paid to the Company’s outside legal counsel exceed $2,875,000.”

3.            Amendment to Section 8.7. Section 8.7 is hereby deleted and replaced in its entirety with the following:

“Section 8.7. Expense Statements. At least three (3) Business Days prior to the Closing Date, (a) Acquiror shall deliver to the Company a written statement (email being sufficient) setting forth Acquiror’s good faith estimate of each accrued and unpaid Acquiror Transaction Expense as of the Closing Date and (b) the Company shall deliver to Acquiror a written statement (email being sufficient) setting forth the Company’s good faith estimate of each accrued and unpaid Transaction Expense as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof and, if reasonably required by Continental, the Taxpayer Identification Numbers of each payee. Acquiror and the Company shall use commercially reasonable efforts to cause the aggregate amount of accrued and unpaid Acquiror Transaction Expenses and Transaction Expenses payable at Closing to be $11,415,000 or less; provided that any expenses in excess of such cap shall be paid as set forth in Section 2.4(c).”

4.            Amendment to Section 9.1. Section 9.1(f) of the Agreement is hereby deleted and replaced in its entirety with the following:

“(f)  [RESERVED].”

5.            Full Force and Effect; Amendment. Except as expressly amended hereby, each term and provision of the Agreement will and does remain in full force and effect.

6.            References to the Agreement. After giving effect to this Amendment, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Agreement shall refer to the Agreement as amended by this Amendment.

7.            Miscellaneous. Sections 11.3 through 11.8 and Sections 11.10 through 11.16 of the Agreement are incorporated herein by reference, mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

SOUTHPORT ACQUISITION CORPORATION

By:	/s/ Jeb Spencer
Name:	Jeb Spencer
Title:	Chief Executive Officer

SIGMA MERGER SUB, INC.

By:	/s/ Jeb Spencer
Name:	Jeb Spencer
Title:	Chief Executive Officer

ANGEL STUDIOS, INC.

By:	/s/ Neal Harmon
Name:	Neal Harmon
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]